Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Patient Portal Technologies, Inc.
8276 Willett Parkway
Baldwinsville, NY 13027

I hereby consent to the use in the Prospectus constituting a part of this Registration Statement of report dated April 28, 2008, relating to the financial statements of Patient Portal Technologies, Inc. which is contained in that Prospectus.

I further consent to the use in the Prospectus constituting a part of this Registration Statement of my report dated April 14, 2008, relating to the financial statements of Patient Portal Technologies, Inc. which is contained in that Prospectus.

I also consent to the reference to us under the caption “Experts” in the Prospectus.

Harris F. Rattray, CPA
Pembroke Pines, FL
Dated:  April 28, 2008